(As filed October 20, 1999)
                                                                File No. 70-9199

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------
                         Post-Effective Amendment No. 2
                                   ("POS AMC")
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           New Century Energies, Inc.
                       Public Service Company of Colorado
                              NC Enterprises, Inc.
                                1225 17th Street
                           Denver, Colorado 80202-5533

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
              -----------------------------------------------------
                           New Century Energies, Inc.

                 (Name of top registered holding company parent)
             ------------------------------------------------------
                                Teresa S. Madden
                                   Controller
                            New Century Energies, Inc
                           1225 17th Street, Suite 900
                           Denver, Colorado 80202-5533

                    (Name and address of agents for service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

 James D. Albright, Esq.                     William T. Baker, Jr., Esq.
 William M. Dudley, Esq.                     Thelen Reid & Priest LLP
 New Century Energies, Inc                   40 West 57th Street
 1225 17th Street, Suite 600                 New York, New York 10019
 Denver, Colorado 80202-5533


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         By order dated May 28, 1999  (Holding Co. Act Rel.  No.  27034) in this proceeding,  the Commission  authorized New Century Energies,  Inc.  ("NCE"),  a
registered  holding  company,  its  wholly-owned   non-utility  subsidiary,   NC
Enterprises,   Inc.   ("Enterprises"),   and  its  wholly-owned   public-utility
subsidiary, Public Service Company of Colorado ("PSCo"), to carry out certain transactions relating to the formation of WYCO Development LLC ("WYCO"), a limited liability company to be 50% owned by Enterprises, the sale by PSCo to WYCO of a 53-mile natural gas pipeline constructed by PSCo ("Front Range Pipeline"), and the leaseback of such facility by PSCo. The remaining 50% interest in WYCO will be held by a subsidiary of The Coastal Corporation ("Coastal"), and another subsidiary of Coastal, Wyoming Interstate Company, Ltd. ("WIC"), intends to sell to and leaseback from WYCO certain natural gas compressor and related pipeline facilities in Wyoming, referred to in the Application as the Powder River Lateral Expansion.

         The Front Range Pipeline and a portion of the Powder River Lateral Expansion were completed and placed in service in late 1998. By Supplemental Order dated August 24, 1999, the Commission authorized an extension of the period of authorization for the sale-leaseback transactions through October 31, 1999. The parties have agreed to extend the closing an additional thirty-one
(31) days until December 1, 1999. WIC is currently in the process of constructing certain of the facilities which WIC intends to sell to and leaseback from WYCO, referred to in the Application as "Phase II" of the Powder River Lateral Expansion. These facilities are scheduled to be completed and placed into service on December 1, 1999. In order to include these newly-constructed facilities in the planned sale-leaseback transactions, the parties have agreed to schedule a closing coincident with the in-service date of the new WIC facilities, but in no event later than December 15, 1999. Accordingly, pursuant to Rule 24(c)(1), the applicants request that the Commission issue a further order in this proceeding extending the effective period of the May 28, 1999 order through December 15, 1999.





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


                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this post-effective amendment to the Application or Declaration previously filed herein to be signed on their behalf by the undersigned thereunto duly authorized.



                                   NEW CENTURY ENERGIES, INC.
                                   PUBLIC SERVICE COMPANY OF
                                            COLORADO
                                   NC ENTERPRISES, INC.



                          By:      __________________________________________
                                   Name:    Richard C. Kelly
                                   Title:   Executive Vice President and Chief
                                            Financial  Officer of  New Century
                                            Energies, Inc.; Executive Vice
                                            President of Public Service Company
                                            of Colorado; and Executive Vice
                                            President of NC Enterprises, Inc.

Date:    October 20, 1999


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